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Exhibit 99(b)

FOR IMMEDIATE RELEASE                                                   PEX 0303
                                                                        3/17/03

             PETROCORP INCORPORATED ANNOUNCES STOCK BUYBACK PROGRAM

Tulsa, Okla. (March 17, 2003) - The Board of Directors of PetroCorp Incorporated (AMEX:PEX) has approved a common stock repurchase program whichauthorizes the purchase of up to 25% of the Company's common stock. PetroCorp currently has 12,655,726 shares of common stock outstanding.

The share purchases may be made from time to time, depending on market conditions. The repurchase program does not obligate the Company to acquire any specific number of shares and may be discontinued at any time. All purchases will be in accordance with the terms, conditions and restrictions contained in SEC Rule 10(b)-18.

"At current price levels, we believe PetroCorp stock represents an attractive investment opportunity for the Company and is consistent with our commitment to enhance shareholder value," stated Gary Christopher, PetroCorp's president and chief executive officer.

Previously, the Company acquired 305,907 shares of common stock at a total cost of $2,712,000 in abuyback program announced in September, 2001.

PetroCorp Incorporated is a Tulsa, Oklahoma based publicly traded energy company engaged in the exploration, production, acquisition and enhancement of oil and natural gas reserves in the Mid-Continent and Gulf Coast regions in the United States. For more information on PetroCorp, go to www.petrocorp.com.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, and actual results could differ materially from these expectations. Among the factors that could cause actual results to differ materially are the timing and success of the company's drilling activities, the volatility of the prices and supply and demand for oil and gas, the numerous uncertainties inherent in estimating quantities of oil and gas reserves and actual future production rates and associated costs, the usual hazards associated with the oil and gas industry (including blowouts, cratering, pipe failure, spills, explosions and other unforseen hazards), and increases in regulatory requirements, as well as other risks described from time to time in the company's periodic reports filed with the Securities and Exchange Commission.

                                    Contacts:
                                 (918) 491-4500
                   Steven R. Berlin - Chief Financial Officer
                     Gary R. Christopher - President and CEO